Exhibit 99.5

Townhall with Paul Jacobson and Tom McKenna

Meeting Recording

August 28, 2023

Paul Jacobson:

Good morning, everybody. Thank you for joining. I want to take a few minutes to go over a transaction that we announced in the public markets this morning and then take time to answer some questions if any of you have them.

We have made the decision through our board of directors, and it was called the Special Committee, to engage in what’s called a go-private transaction with a company that’s headquartered in New York City and Greenwich, Connecticut. But it’s a global firm. L Catterton is the name of the company. It’s one of the leading consumer firms in the world.

The company is going to go private, expected to close in at the end of October, at a price of $10.20 per share. L Catterton is a firm that has been very dedicated to the consumer space, but they also have had an extreme interest in the diversity of our business in terms of how we sell and make our products.

I also want to take a few minutes just to thank all of you because I don’t know that all of you, understand just how well regarded the firm is. And that goes from virtually every aspect of our business. And I just want to take a couple of seconds to go through some of the surveys that have been done. So, during our process, there were many firms that were interested in engaging in a transaction with Thorne. During the past couple of months, a number of surveys have been done on Thorne and in all cases and every important category to us, we were listed as the number one or number two brand in the country. We are known for the quality of the products that we make, the science that we deliver behind them, the clinical trial work. Virtually everything that you guys have been busting your asses on the last couple of years, the last ten or twelve years, has really created a major impression on our customers in a positive way. I look at this transaction with L Catterton as a very positive opportunity for the firm.

We will continue to operate as we have for the most part over the past dozen years. There’s going be a focus on continued growth at twenty to thirty percent a year, continued and expanding profitability and improvements in areas that we all know we want to expand in, especially becoming more and more technologically oriented in all aspects of our business. There’s going to be resources developed and devoted to the things that we all view as really important to our business going forward.

I also just want again to talk a little bit about L Catterton. The L stands for Louis Vuitton. They’re one of the leading global luxury brands and they’re a major investor in L Catterton. We think they’re a great fit for our brand image overall and it’s one of the reasons that we were very interested in working with them on a long-term basis. If any of you have any questions specifically about yourselves, your situation with your stock, you can reach out to Tom or to me.

But the way this is going to work for those of you that do own stock is there will be a technical term called a tender offer that’s made where you will have the opportunity to sell your stock at $10.20 into the tender offer. We will be in touch with everyone in the company to make sure that you’re guided in terms of how to do this and we will be putting out some information shortly after we consult with the attorneys about what the trading policy is going to be in the interim. So in the next two months or so, as we anticipate closing, the stock will continue to trade, but we do expect to close sometime in the next forty-five to sixty days. Tom, do you have any comments?

Tom McKenna:

Yeah, just a couple of points to answer. Perhaps any questions before we open it up for those. Obvious question is, is anything going to change? Well, with respect to our leadership and our organization and our staffing? No. We’re all still here and the company is still going to be Thorne HealthTech. We’re going to continue to hire as we’ve planned. We’re going to continue to invest behind our expansions and our marketing and everything else. Our technology is as we had planned, so for many in the way I look at this is it’s business as usual now with a big brother to help us out. We’re not planning any layoffs. That doesn’t preclude us from any issues with respect to, you know, people who don’t perform. But it’s pretty much business as usual.

Paul Jacobson: I think yeah. With that, we’ll turn it over to you guys for any questions you might have.

Tom McKenna:

Yeah. So Allie, you can open it up for anybody that may have any questions for us. Any questions?

Paul Jacobson:

OK, not hearing any questions. We’ll thank you for participating and again, if there’s anything you’d like to know in private, just reach out to one of us and we’ll take care of it. Thank you very much.

Additional Information and Where to Find It

In connection with the proposed acquisition of Thorne, Purchaser will commence a tender offer for all of the outstanding shares of Thorne. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Thorne. It is also not a substitute for the tender offer materials that Purchaser will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. The solicitation and offer to buy the outstanding shares of Thorne will only be made pursuant to an offer to purchase and related tender offer materials. At the time of the commencement of the tender offer, Purchaser will file tender offer materials on Schedule TO with the SEC, and Thorne will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY THORNE’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Thorne’s stockholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to Thorne’s stockholders by visiting Thorne’s website (https://investors.thornehealthtech.com/). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Thorne with the SEC) will be available free of charge on the SEC’s website (http://www.sec.gov) upon filing with the SEC. THORNE’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PURCHASER OR THORNE WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PURCHASER AND THORNE.

Forward-Looking Statements

This communication contains forward-looking statements. All statements other than statements of historical facts contained in this communication are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements contained in this communication include, but are not limited to, statements regarding Thorne’s pending acquisition by L Catterton or its affiliates (the “Transaction”), including the expected timing of the closing of the Transaction and considerations taken into account by Thorne’s Special Committee of the Board of Directors and Thorne’s Board of Directors in approving the Transaction. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of Thorne’s assumptions prove incorrect, Thorne’s actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include the risk that the conditions to the tender offer or the closing of the Transaction are not satisfied, including the risk that a sufficient number of Thorne’s stockholders do not tender their shares into the tender offer or otherwise participate in the Transaction; risks associated with potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction and the ability of each party to consummate the Transaction; risks that the Transaction disrupts the current plans and operations of Thorne; and the risks and uncertainties described in the section titled “Risk Factors” and elsewhere in Thorne’s filings made with the SEC, including its Annual Report on Form 10-K filed on March 31, 2023 and its subsequent Quarterly Reports on Form 10-Q and other SEC filings, copies of which are available free of charge on the SEC website at www.sec.gov. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. All forward-looking statements in this communication are based on information available to Thorne as of the date of this communication, and Thorne does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.